UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 25, 2011

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 25, 2011, Caesars Entertainment Corporation (the “Registrant”) together with certain indirect wholly-owned subsidiaries of the Registrant (the “Borrowers”) entered into a credit agreement (the “Credit Agreement”) pursuant to which the Borrowers incurred financing to complete the Octavius Tower at Caesars Palace Las Vegas (“Project Octavius”) and to develop a retail, dining and entertainment corridor located between the Imperial Palace Hotel and Casino and the Flamingo Las Vegas on the Las Vegas strip (“Project Linq” and, together with Project Octavius, the “Development”). The Credit Agreement provides for a $450 million senior secured term facility (the “Term Facility”) with a six-year maturity, which will be secured by all material assets of the Borrowers. The proceeds of the Term Facility will be used by the Borrowers to finance the Development and to pay fees and expenses incurred in connection with the Term Facility and the transactions related thereto.

As a condition to the provision of the Term Facility, the Registrant provided a completion guarantee (the “Completion Guaranty”) in favor of JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the lenders (as defined therein), with respect to the Development, which guarantees completion of the construction of the Development, availability of contemplated working capital and receipt of material permits and licenses necessary to open and operate the Development. The maximum liability of the Registrant under the completion guarantee is $25 million in respect of Project Octavius and $75 million in respect of Project Linq.

In connection with the Development and the Term Facility, the Registrant will contribute or cause to be contributed the existing Octavius Tower and related assets to one of the Borrowers and the existing O’Sheas casino (adjacent to the Flamingo Las Vegas) and related real property and other assets comprising the components of Project Linq to one of the Borrowers. Upon completion of Project Octavius, one of the Borrowers will lease the Octavius Tower to a wholly-owned subsidiary of Caesars Entertainment Operating Company, Inc. (“CEOC”). Upon completion of Project Linq, one of the Borrowers will lease the gaming space in Project Linq to a wholly-owned subsidiary of CEOC. The total lease payments will be $50 million annually once the Development is open. CEOC has guaranteed certain of the obligations of the lessees under the Project Octavius and Project Linq leases described above.

Pursuant to the Credit Agreement, the Registrant is required to make cash contributions to the Borrowers from time to time to fund a total equity commitment to the Development of $76.0 million. In addition, from time to time, the Registrant may be required to make additional cash contributions to the Borrowers to fund certain portions of the Development upon the occurrence of certain conditions. In addition to potential contributions pursuant to the Completion Guaranty, the Registrant has guaranteed all payments of interest under the Term Facility until the later of the commencement of operations of the Octavius Tower and Project Linq and guaranteed the performance of the Borrowers of the first lien leverage ratio maintenance covenant (the “Performance Guarantee”) by agreeing, upon certain conditions, to make cash equity contributions to the Borrowers from time to time pursuant to the terms of the Term Facility. The maximum liability of the Registrant under the Performance Guarantee is $50 million. Except in the circumstances described above, neither the Registrant nor CEOC has any material obligations under the Term Facility, and the Term Facility is non-recourse to the Registrant or CEOC.

In connection with the Development and the Credit Agreement, each Borrower entered into a disbursement agreement (the “Disbursement Agreement”), in order to set forth (i) the conditions upon which, and the manner in which, funds advanced under the Term facility will be deposited in, transferred among and disbursed from certain secured bank accounts established in connection therewith, and (ii) certain representations, warranties and covenants of the Borrowers.

The descriptions of the Credit Agreement, the Completion Guaranty and the Disbursement Agreement contained herein are summaries of the material terms and are qualified in their entirety by reference to the Credit Agreement, the Completion Guaranty and the Disbursement Agreement, copies of which are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement dated as of April 25, 2011 between the Registrant, the Borrowers, the lenders (as defined therein) party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the lenders.

10.2	Completion Guarantee dated as of April 25, 2011 by the Registrant in favor of JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the lenders (as defined therein).

10.3	Disbursement Agreement dated as of April 25, 2011 between the Borrowers, JPMorgan Chase Bank, N.A. as disbursement agent and agent and Fulcrum LLC as construction consultant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: April 25, 2011	By:	/S/ MICHAEL D. COHEN
Michael D. Cohen Vice President, Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Credit Agreement dated as of April 25, 2011 between the Registrant, the Borrowers, the lenders (as defined therein) party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the lenders.

10.2	Completion Guarantee dated as of April 25, 2011 by the Registrant in favor of JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the lenders (as defined therein).

10.3	Disbursement Agreement dated as of April 25, 2011 between the Borrowers, JPMorgan Chase Bank, N.A. as disbursement agent and agent and Fulcrum LLC as construction consultant.